Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&L
Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE		(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com

Susser Holdings Provides Fourth Quarter 2011 Operating Results Update
Earnings conference call set for 11 a.m. ET February 22 to discuss complete results
•Same-store merchandise sales up 5.0%
•Average retail fuel volumes per store up 7.2%
•6 new convenience stores, 127 dealer sites added in 4th quarter

CORPUS CHRISTI, Texas, January 17, 2011 - Susser Holdings Corporation (NASDAQ: SUSS) said today it expects to report same-store merchandise sales growth for the fourth quarter of 2011 of approximately 5.0 percent compared with the fourth quarter of 2010. Retail average per-store fuel volumes are expected to increase by about 7.2 percent from a year ago.
For the full year 2011, Susser expects same-store merchandise sales growth of approximately 6.0 percent and retail average per-store fuel volume growth of about 4.9 percent versus full year 2010.
New Store Update
During the fourth quarter of 2011 the Company opened six new large-format convenience stores for a total of 541 as of year-end. For the full year, the company opened 19 new stores and closed four.
127 new wholesale dealer sites were added during the fourth quarter, including the 121 acquired in October, and two were discontinued for a total of 565 dealer sites at year-end. Susser added a total of 142 dealer sites and discontinued eight during fiscal 2011.
Earnings Conference Call
Susser will release its fourth quarter 2011 financial results before the market opens on Wednesday, February 22. In conjunction with the release, the Company has scheduled a conference call that will be broadcast live over the Internet the same day at 11 a.m. Eastern Time (10:00 a.m. Central Time). Investors may participate either by phone or audio webcast.

Susser Holdings Corporation - Page 2

By Phone:	Dial 480-629-9692 at least 10 minutes before the call. A replay will be available through February 29 by dialing 303-590-3030 and using the access code 4506323#.

By Webcast:
Visit the Events and Presentations page of Susser's Investor Relations website at http://investor.susser.com. Please log on at least 10 minutes in advance to register and download any necessary audio software. A replay will be available shortly after the call.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business with approximately 1,100 company-operated or contracted locations. The Company operates over 540 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in more than 325 of its stores, primarily under the proprietary Laredo Taco Company® brand. The Company also supplies branded motor fuel to over 560 independent dealers through its wholesale fuel division.
Forward-Looking Statements
This news release contains “forward-looking statements” which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; intense competition and fragmentation in the wholesale motor fuel distribution industry; the operation of our stores in close proximity to stores of our dealers; seasonal trends in the industries in which we operate; unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; inability to identify, acquire and integrate new stores; our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation; litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to our substantial indebtedness; dependence on our information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; and other unforeseen factors.
For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company's annual report on Form 10-K for the year ended January 2, 2011, and subsequent quarterly reports. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.
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SUSS-IR